EXHIBIT 4.103

THIRD AMENDMENT TO THE FIFTH

AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to the Fifth Amended and Restated Credit Agreement (“Third Amendment”) is made as of December 9, 2013 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), and Comerica Bank, as administrative agent (in such capacity, “Agent”) for itself and the other banks party to the Credit Agreement each a “Bank and collectively the “Banks”).

RECITALS

A.
Company, Agent and the Banks entered into that certain Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 (as amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.
Company, Agent and the Banks entered into a Second Amendment to the Credit Agreement dated June 20, 2013 (“Second Amendment”) intended, among other things, permit Company to incur certain Permitted Senior Notes Refinancing Debt.

C.
The Company has informed the Agent that the prohibition under Section 8.11 of the Credit Agreement with respect to negative pledges would effectively prevent the Company from entering into the Permitted Senior Notes Refinancing Debt which is otherwise permitted under the Credit Agreement as amended by the Second Amendment, and that the omission from the Second Amendment of a carveout in Section 8.11 for Permitted Senior Notes Refinancing Debt was inadvertent and the result of the Company’s failure to request such carveout.

D.
The Company has requested that the Agent amend Section 8.11 of the Credit Agreement as set forth herein under the authority granted to the Agent under Section 13.11(c) of the Credit Agreement to amend the Credit Agreement with the consent of the Company only.

E.	As required under Section 13.11(c), Agent provided the Banks with written notice of this requested amendment on November 29, 2013 (“Notice of Corrective Amendment”).

F.
Agent, having received no written objection from the Banks within the five (5) Business Day Period following such Notice of Corrective Amendment, hereby consents to the amendment requested by the Company and in the Notice of Corrective Amendment on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, Company and Agent agree:

1. Section 8.11 of the Credit Agreement is hereby amended and restated as follows:

“8.11           No Further Negative Pledges. Enter into or become subject to any agreement (i) prohibiting the guaranteeing by the Company or any Subsidiary of any obligations, (ii) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of the Company or any Subsidiary, whether now owned or hereafter acquired, or (iii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured, other than (A) the Existing Senior Notes or Future Debt Documents and loan documents evidencing or otherwise related to the Existing Senior Notes, Future Debt, Permitted Senior Notes Refinancing Debt or unsecured overdraft lines of credit or similar credit arrangements maintained by the Subsidiaries in the ordinary course of business (but limited to the applicable Subsidiary or the property and assets of the applicable Subsidiary), or any purchase money Debt or asset sale agreement permitted under this Agreement or the other Loan Documents, but only to the extent of the property acquired with the proceeds of such purchase money Debt or the property which is the subject of such asset sale agreement, as the case may be, and (B) other than pursuant to any of the Securitization Documents, but as to any prohibition on the creation or assumption of any lien or encumbrance, only to the extent of the financial assets and the other rights and property transferred or encumbered or otherwise disposed of in connection with the Permitted Securitization covered by such Securitization Documents.”

2. This Third Amendment shall become effective (“Third Amendment Effective Date”), according to the terms and as of the date hereof upon satisfaction by the Company of the following conditions:

(a) Agent shall have received counterpart originals of (i) this Third Amendment, duly executed and delivered by the Company and Agent.

(b) Company shall have paid to the Agent and the Banks all fees and expenses, if any, owed to the Agent and the Banks and accrued to the Third Amendment Effective Date.

Agent shall give notice to Company and the Banks of the occurrence of the Third Amendment Effective Date.

3. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

4. Except as specifically set forth above, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

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5. Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Credit Agreement.

6. This Third Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

7. This Third Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

[Signatures Follow on Succeeding Pages]

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WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
 as Administrative Agent, Sole Lead Arranger, and
Collateral Agent

By: /s/ Paul G. Russo

Its: Vice President

Signature Page to CAC Third Amendment

CREDIT ACCEPTANCE
CORPORATION

By:          /s/  Douglas W. Busk
Douglas W. Busk
Its:          Treasurer

Signature Page to CAC Third Amendment